Exhibit 99.1

FINANCIAL STATEMENTS

of

Svenska Petroleum Exploration AB

Org.nr. 556093-2583

Financial year 2023-01-01 - 2023-12-31

Independent Auditors’ Report

To the Board of Directors of VAALCO Energy, Inc.

Qualified Opinion

We have audited the consolidated financial statements of Svenska Petroleum Exploration AB and its subsidiaries (the Company), which comprise the consolidated statement of financial position as of December 31, 2023, and the related consolidated statements of profit and loss and other comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and the related notes to the consolidated financial statements.

In our opinion, except for the omission of comparative financial information described in the Basis for Qualified Opinion section of our report, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Qualified Opinion

As discussed in Note 1 to the consolidated financial statements, the consolidated financial statements have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission and do not include comparative financial information as required by IAS 1 “Presentation of Financial Statements”.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our qualified audit opinion.

Emphasis of Matter

As discussed in Note 31 to the consolidated financial statements, the December 31, 2023 financial statements have been restated to correct misstatements. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG AB

Stockholm, Sweden
July 15, 2024

Svenska Petroleum Exploration AB

Consolidated Statement of Profit and Loss and Other Comprehensive Income

1 January - 31 December

		2023
Amounts in USD thousand	Note	Restated*
Revenue from oil & gas	2	164,665
Other revenue	2, 3	277
Total revenues	2	164,942

Operational and exploration costs	5	(29,336)
Fair value loss on financial instruments		(367)
Other external costs		(12,000)
Employee benefits expenses	6	(11,786)
Depreciation and impairment	10	(271,975)
Other operating expenses	4	(155)
Operating loss	2	(160,677)

Finance income	8	4,295
Finance costs	8	(3,117)
Finance items, net		1,178

Loss before tax		(159,499)

Tax expense for the year	9	(7,028)

LOSS FOR THE YEAR		(166,527)

Other comprehensive income
Exchange differences for the year		1,171
Remeasurements of defined-benefit asset		—
Total other comprehensive income for the year		1,171

Total comprehensive loss for the year		(165,356)

100% of the profit/loss for the year is attributable to the parent company’s shareholders

* The information is restated due to correction of errors.  See Note 31.

Svenska Petroleum Exploration AB

Consolidated Statement of Financial Position

	Note	31 Dec 2023	1 Jan 2023
Amounts in USD thousand		Restated*	Restated*
ASSETS
Intangible assets	11	—	20,500
Property, plant, and equipment (PP&E)	12	131,107	343,265
Right of use assets	23	23	—
Other non-current receivables	14	37	64
Deferred tax assets	9	28,196	104
Total non-current assets		159,363	363,933

Current assets
Drilling equipment and consumable supplies	15	7,894	7,928
Trade receivables	16	26,066	—
Prepayments and accrued income	17	1,093	3,987
Other receivables		1,591	513
Derivatives	13	4,028	—
Cash and cash equivalents	28	65,550	39,098
Total current assets		106,222	51,526

TOTAL ASSETS		265,585	415,459

EQUITY AND LIABILITIES
Equity
Share capital		7,350	7,350
Reserves		22,544	21,373
Retained earnings, incl. loss for the year		123,220	290,646
Total equity		153,114	319,369

Liabilities
Deferred tax liabilities	9	—	20,737
Other provisions	19	50,121	48,249
Leasing liability long term	23	27	—
Total non-current liabilities		50,148	68,986

Trade payables		1,488	878
Other liabilities	20	3,454	3,619
Accrued liabilities	21	57,346	22,607
Leasing liability short term	23	35	—
Total current liabilities		62,323	27,104

Total liabilities		112,471	96,091

TOTAL EQUITY AND LIABILITIES		265,585	415,459

* The information is restated due to correction of errors.  See Note 31.

Information regarding Group pledged assets and contingencies, see Note 25.

Svenska Petroleum Exploration AB

Consolidated Statement of Changes in Equity

Amounts in USD thousand	Share capital	Translation Reserve	Retained earnings incl. net profit/loss*	Total equity
Opening equity balance 1 Jan, 2023	7,350	21,373	302,127	330,850
Corrections of errors [a]	—	—	(11,592)	(11,592)
Adjusted opening equity balance 1 Jan, 2023	7,350	21,373	290,535	319,258
Loss for the year [b]	—	—	(166,527)	(166,527)
Other comprehensive loss for the year	—	1,171	—	1,171
Total comprehensive loss for the year	—	1,171	(166,527)	(165,356)
Dividend	—	—	(789)	(789)
Closing equity balance, 31 Dec 2023	7,350	22,544	123,220	153,114

* The information is restated due to correction of errors for prior year ending balance.

a) The opening retained earnings, including the net profit/loss line item as of January 1, 2023, within the Consolidated Statement of Changes in Equity, have been restated due to a correction of error in the revenue recognition resulted in a decrease in opening retained earnings by $12.0 million and the removal of the sublease for the FPSO (Floating Production Storage and Offloading unit) from the Company’s financial statements, as the Company is not a party to the lease agreement and the operator of the JOA (Joint Operating Agreement) holds primary responsibility for the main lease signed between the operator and the lessor, resulted in an increase in opening retained earnings by $0.4 million.

b) The loss for the year line item within the Consolidated Statement of Changes in Equity has been restated as a result of the change in the adjusting entries in the amount of $193.4 million. For details on the adjustments affecting the changes in the loss for the year, see the Consolidated Statement of Profit and Loss and Other Comprehensive Income in Note 31.

Svenska Petroleum Exploration AB

Consolidated Statement of Cash Flows

1 January - 31 December
Amounts in USD thousand	Note	2023 Restated*
Indirect method
Operating activities
Loss before tax1		(159,499)
Adjustment for non-cash items	28	249,073
Total		89,574
Taxes paid		(113)
Total		89,461

Cash flow from changes in working capital
Decrease(+)/increase(-) in inventories		34
Decrease(+)/increase(-) in operating receivables		(24,250)
Decrease(-)/increase(+) in operating liabilities		8,789
Cash flow from operating activities		74,034

Investing activities
Acquisition of intangible assets	11	(186)
Acquisition of tangible fixed assets	12	(40,088)
Acquisition of financial assets	13	(4,395)
Cash flow from investing activities		(44,669)

Financing activities
Cash flow from financing activities		—

Cash flow for the year		29,365
Cash & cash equivalents at beginning of year		39,098
Exchange differences		(2,913)
Cash & cash equivalents at end of year	28	65,550

* The information is restated due to correction of errors.  See Note 31.

1) The amount includes interest received of USD 2,517 (1,233) thousand, and interest paid of USD 1,224 (2,715) thousand. For supplementary information to the consolidated cash flow statement, see Note 28.

Note 1 - Significant accounting policies

GENERAL INFORMATION

Svenska Petroleum Exploration AB, org nr 556093-2583, is a limited company, which is incorporated in Sweden and has its registered office in Stockholm. Headquarters are located at Biblioteksgatan 29, SE-114 35 Stockholm, Sweden.

Svenska’s primary asset is a 27.39% non-operated working interest in the deepwater producing Baobab field in block CI-40, offshore Cote d’Ivoire in West Africa.

On the 29th of February 2024, Vaalco Energy, Inc. signed an agreement with the parent company Petroswede AB on the acquisition of Svenska Petroleum Exploration AB. The agreement was subject to approval by authorities in the Ivory Coast and Sweden, which has been received in April 2024. The Consolidated financial statements for the full year 2023 were approved for issuance by the board of directors on July 15, 2024.

STATEMENT OF COMPLIANCE

These consolidated financial statements as of and for the fiscal year ended December 31, 2023 have been prepared to meet the reporting requirements of Rule 3-05 of Regulation S-X for purposes of a filing with the U.S. Securities and Exchange Commission in connection with the acquisition of Svenska Petroleum Exploration AB.

The consolidated financial statements are prepared in accordance with IFRS Accounting standards issued by the International Accounting Standards Board (IASB), except that they do not include comparative financial information for the year ended December 31, 2022 as required by IAS 1 “Presentation of Financial Statements”.

BASIS OF PREPARATION OF THE CONSOLIDATED FINANCIAL STATEMENTS

Assets and liabilities are measured at historical cost, apart from certain financial assets and liabilities, which are measured at fair value. The financial assets and liabilities that are measured at fair value consist of derivatives classified at fair value through profit or loss. Non-current assets held for sale are measured at lower of its carrying amount and fair value less sales costs.

FUNCTIONAL CURRENCY AND REPORTING CURRENCY

The Parent Company’s functional currency is the Swedish krona (SEK). The consolidated financial statements are presented in US dollars since that is the currency in which the majority of the Group’s transactions are denominated. All amounts are rounded to the nearest thousand, unless otherwise stated. For the preparation of the annual consolidated financial statements, the following currency exchange rates have been used:

1 USD equals SEK
2023
Average	Period end
10.6128	10.0416

JUDGEMENTS AND ACCOUNTING ESTIMATES IN THE FINANCIAL STATEMENTS

Preparation of financial reports in accordance with IFRS requires use of a number of significant accounting estimates.

In addition, management is required to make certain judgements when applying the Company’s accounting policies. Information about areas which are complex or involve a high proportion of assumptions and estimates, or areas where accounting estimates are of key significance to the consolidated financial statements can be found in Note 27.

NEW ACCOUNTING PRINCIPLES FROM 2023

Changes in standards and interpretations that enter into force on 1 January 2023 have not had any material impact on the Group accounting. The change in IAS 1, Disclosures on accounting principles, entailed the group reviewing the disclosures on accounting principles and now only presenting those principles that are deemed to be material. The Group focuses on describing company-specific information and thus avoids providing standardized paragraph texts, in cases where they are not considered to be of importance for understanding the report.

Significant estimates and judgments as well as significant accounting principles are stated in connection with each note in order to provide a greater understanding of the respective accounting area.

STANDARDS ISSUED BUT NOT YET EFFECTIVE

Several standards are effective for annual periods beginning after 1 January 2024 and earlier application is permitted; however, the company has not early adopted the new and amended standards in preparing these consolidated financial statements. The following new and amended standards are not expected to have a significant impact on the company's consolidated financial statements:

Lease Liability in a Sale and Leaseback (Amendments to IFRS 16)

Classification of Liabilities as Current and Non-current Liabilities with Covenants (Amendments to IAS 1)

Supplier Finance Arrangements (Amendments to IAS 7 and IFRS 7)

Lack of Exchangeability (amendments to IAS 21)

Other changes in standards and interpretations that enter into force on 1 January 2024 or subsequently are not expected to have any material impact on the Group accounting.

MATERIAL ACCOUNTING POLICIES APPLIED

The Group’s material accounting policies are described below:

OPERATING SEGMENT REPORTING

An operating segment is a component of the Group that engages in business activities from which it may generate revenues and incur expenses, and for which discrete financial information is available. Group management monitors the performance of an operating segment in order to evaluate it and allocate resources to the operating segment.

See Note 2 for a further description of the classification and presentation of operating segments.

BASIS OF CONSOLIDATION

Subsidiaries

Subsidiaries are companies over which Svenska Petroleum Exploration AB has a controlling influence. A controlling influence is present if Svenska Petroleum Exploration AB has influence over the investment object, is exposed to or has the right to variable return by virtue of its involvement and can exert its control over the investment to influence returns. Potential share voting rights and the existence or non-existence of de facto control are factors in determining whether controlling influence exists. Subsidiaries are consolidated according to the acquisition method of accounting.

FOREIGN CURRENCY

Foreign currency transactions

Transactions in foreign currency are translated into the functional currency according to the exchange rates prevailing at the date of the transaction. Foreign currency monetary assets and liabilities are translated into the functional currency using the exchange rates prevailing on the reporting date. Foreign exchange differences arising from translation are recognized in profit or loss.

Non-monetary assets and liabilities recognized at historical cost are translated using the exchange rates prevailing at the date of the transaction. Non-monetary assets and liabilities recognized at fair value are translated into the functional currency using the exchange rates prevailing at the date of the fair value measurement. Subsequent exchange gains and losses are reported in the same way as other value changes relating to the asset or liability. Exchange differences arising on foreign currency loans which relate to investments in independent foreign operations, are recognized in other comprehensive income and are accumulated in a separate component of equity, the translation reserve. When foreign operations are disposed of, cumulative exchange differences are recognized in profit or loss. The functional currency is the currency of the primary economic environment in which the Group conducts business. Companies within the Group are the Parent Company and subsidiaries. The Parent Company’s functional currency and presentation currency is the Swedish krona. The Group’s presentation currency is US dollars.

Financial statements of foreign operations

The assets and liabilities of foreign entities, including goodwill and other fair value adjustments arising on consolidation, are translated into US dollars using the exchange rate prevailing at the reporting date. The income and expenses of foreign entities are translated into US dollars using an average exchange rate, that is an approximation of the rates prevailing at each transaction date.

JOINT CONTROLLED OPERATIONS

The Group engages in oil and gas operations as a joint controlled partner with other parties. These types of arrangements are usually structured through joint operating agreements (JOA) that regulate entitlements and obligations. In conclusion, the partners of a jointly controlled operation are independent parties, meaning that costs and revenue are distributed between the partners and each party is independently responsible for its share. Produced oil is divided between the parties according to the agreement and each party is separately responsible for the sale of oil. If a party is not able to pursue its financial obligations the other parties are obliged to cover the costs. The Group’s interests in jointly controlled licenses are accounted for using the proportionate consolidation method, which means that the consolidated financial statements include the Group’s proportionate share of production, investment costs, operating income and expenses, current assets and current liabilities.

REVENUE RECOGNITION

The crude oil produced by the upstream operations is sold to external customers. Revenue from the sale of crude oil is recognized at the point in time when control of the product is transferred to the customer, which is typically when goods are delivered, and title has passed.

Under the terms of the relevant production sharing arrangements, the Group is entitled to its participating share in the crude oil based on the Group’s working interest. Revenue from contracts with customers is recognized based on the actual volumes sold to customers. No adjustments are made to revenue for any differences between volumes sold to customers and unsold volumes which the Group is entitled to sell based on its working interest. Revenue in respect of such volumes is only recognized when there is a transfer of output to the Group’s customers. Differences between the volume which the Group is entitled to sell based on its working interest and the actual volumes that the Group has sold to customers are recognized as an over/underlift within cost of sales.

Lifting or offtake arrangements for oil and gas produced in certain of the Group’s jointly owned operations are such that each participant may not receive and sell its precise contractual share during the period. The resulting imbalance between cumulative entitlement and cumulative production is underlift or overlift.

Payment for crude oil by the Buyer shall be made free of all charges in US Dollars in full, without discount, withholding or set off, in immediately available funds within thirty (30) days after the respective Bill of Lading date and on presentation by each Seller to the Buyer of that Seller's individual commercial invoice.

Under the terms of the Production Sharing Contract, the share of the profit oil which the government is entitled to is deemed to include a portion representing the notional corporate income tax paid by the government on behalf of the contractors. This portion of notional corporate income tax is presented as an income tax expense with a corresponding amount recognized in Revenue.

LEASING

When a contract is concluded, the Group determines whether the agreement is, or contains, a lease. A contract is, or contains, a lease if the contract leaves the right to decide for a certain period the use of an identified asset in exchange for compensation.

The Group recognizes a Right of use asset and a leasing liability at the start date of the lease. The Right of use asset is initially valued at cost, which consists of the initial value of the lease liability with a supplement for leasing fees paid at or before the start date plus any initial direct expenses. The right of use asset is written off linearly from the initial date to the earlier end of the asset’s useful life and the end of the lease period, which is normally the end of the lease period.

The leasing liability – which is divided into the long-term and short-term part – is initially valued at the present value of the remaining leasing fees during the assessed lease period. The leasing period consists of the non-reputable period supplementing additional periods in the contract if it is deemed reasonably certain at the start date that they will be used.

The interest cost is calculated as the value of the debt times the discount rate.

For leases having a leasing period of 12 months or less or with an underlying low-value asset, less than USD 5 thousand, no right-of-use asset and lease liability are recognized. Leasing fees for these leases are recognized as a cost linearly over the lease period.

FINANCE INCOME AND COSTS

Finance income and costs comprise interest income from bank deposits and receivables and interest-bearing securities, dividend income, exchange differences and unrealized gains and losses on financial investments. Interest expenses and other costs related to external loans including issue expenses and similar expenses are reported as financial expenses. Issue expenses and similar expenses for direct transactions concerning loans are allocated in accordance with the effective-interest-method.

TAXES

The Group’s income tax consists of current tax and deferred tax. Income taxes are recognized in the income statement, unless the underlying transaction is recognized in other comprehensive income or in equity, in which case the associated tax effect is recognized in other comprehensive income or in equity. Deferred tax is provided using the statement of financial position liability method. A deferred tax asset/ liability is recognized for temporary differences between the carrying amounts of assets and liabilities and their corresponding tax bases. Amounts are calculated based on how the temporary differences are expected to be settled and by applying the tax rates enacted or substantively enacted by the reporting date.

No deferred tax is recognized for temporary differences relating to investments in subsidiaries and joint ventures that are not expected to be taxed in the foreseeable future.

Deferred tax is calculated based on temporary differences, unused loss carry-forwards and carry-forward of entitlement to tax credit in Sweden for foreign tax paid in CDI ("BIC"). The valuation of a tax asset is made considering the probability that the Group will be able to use it to offset future taxable income. Group management continuously reassesses the assets, with consideration to changes in market conditions and expected earnings. Due to unforeseen circumstances, the actual outcome may deviate from the assessments made.

FINANCIAL INSTRUMENTS

A financial instrument is any contract that gives rise to a financial asset of one entity and a financial liability or equity instrument of another entity.

Recognition and de-recognition in the statement of financial position

A financial asset or liability is recognized in the statement of financial position when the company becomes a party to the instrument’s contractual terms. A receivable is recognized when the company has performed and the counterparty has a contractual obligation to pay, even if an invoice has not yet been sent.

Acquisitions and disposals of financial assets are reported on the transaction date, which is the date on which the company undertakes to acquire or dispose of the asset, except when the company acquires or disposes of listed securities when the settlement date is applied. Cash and cash equivalents consist of cash, demand deposits with banks and similar institutions, as well as short- term deposits with an original maturity of 3 months or less, which are subject to an insignificant risk of change in value.

Classification and Measurement

Financial instruments are initially recognized at fair value with the addition of transaction costs for all financial instruments except derivative instruments that are initially recognized at fair value, which means that transaction costs are posted to the statement of income for the period. After the initial reporting date, derivative instruments are reported at fair value with changes in value reported in profit for the year.

Financial Assets

A financial asset is measured at amortized cost if it is in line with the following terms and if not identified as measured to fair value through the financial statement of income:

-	it is held within the framework of a business model whose objective is to hold financial assets in order to obtain contractual cash flows, and
-	the contractual terms for the financial asset give rise at specific times to cash flows which are only payments of capital amounts and interest on the outstanding balance.

Amortized cost is calculated based on the effective interest method used at initial recognition. Accounts receivables are recognized at the amounts expected to be received. The Group markets its production to a wide range of major oil companies on an arm´s length basis. Since the production is already sold to a buyer when lifted and billed through an oil marketeer, and historically all the invoices were paid within the allowed credit period, the risk of loss allowances is very low. The Group has derivatives that are valued at fair value through the financial statement. The Group does not apply hedge accounting.

Financial Liabilities

Loans and other financial liabilities, such as trade payables, are measured at amortized cost. The categories to which the Group’s financial assets and liabilities have been allocated are shown in Note 22.

INTANGIBLE ASSETS

Exploration costs

The Group uses the successful-efforts method when capitalizing exploration costs. The method means that all exploration costs in the oil licenses in which Svenska has an interest, indirectly through contracts, are capitalized as intangible assets, pending determination of commercially recoverable reserves. Directly attributable costs, such as administrative costs, are capitalized only to the extent that they can be related to specific exploration activities. No continuous depreciation is reported under the successful-effort method. If an exploratory well is in progress at the end of an accounting period and the well is determined not to be successful at that time, the capitalized costs are written down. Following the discovery of a commercially viable field, the intangible assets are reclassified as tangible fixed assets.

PROPERTY, PLANT, AND EQUIPMENT (PP&E)

Oil and gas assets

Property, plant, and equipment consist of oil and gas assets and equipment. The statement of financial position item oil and gas assets relates to the Group’s interests in oil licenses. Investment and construction costs are allocated to the Group by invoices from the operator in the oil and gas assets in which the Group is a partner. Property, plant and equipment is measured at cost, less accumulated depreciation and impairment. The initial cost of an asset comprises its purchase price or construction cost, any costs directly attributable to bringing the asset into operation, the initial estimate of an asset retirement obligation, exploration costs transferred from intangible assets and, for qualifying assets, borrowing costs.

Depreciation

Capitalized expenses are depreciated from the start of production. Depreciation is calculated according to the unit-of-production method, which is based on the year’s production and its relation to proven and probable reserves of oil. The basis for calculating the unit of production consists of the estimated investments over the life of the field. Proven oil and gas reserves are defined as the estimated amount of crude oil, natural gas and liquid natural gas which, on the basis of geological and engineering data provided by the operator of the field or an independent party, and with reasonable probability (higher than 90%), can be extracted in the future from known reserves within the current economic and operational environment, i.e. oil prices and costs at the date of the calculation.

Probable reserves are unproven reserves which, on the basis of analyses of geological and engineering data, are considered more likely than not to be recoverable. In this context, it is considered that there should be at least 50 per cent probability that the extracted quantities will equal or exceed the sum of proven and probable reserves. Machinery and equipment (excluding computers) are depreciated over 5 years. Computers and computer equipment are depreciated over 3 years.

IMPAIRMENT

If a change in economic conditions indicates a possible decline in the value of oil gas assets or exploration costs, the net carrying amount of the asset is assessed by comparison with its estimated discounted future net cash flows. The calculation is based on management’s assessment of future oil prices and costs. An impairment loss is recognized if the carrying amount exceeds the discounted present value of the cash flows. The impairment loss is reversed if the carrying amount is lower than the discounted present value of the cash flows.

DRILLING EQUIPMENT AND CONSUMABLE SUPPLIES
Drilling equipment and consumable supplies are stated at the lower of cost and net realizable value. Cost is determined using the first-in, first- out method (FIFO).

EMPLOYEE BENEFITS

The employees in Svenska Petroleum Exploration AB have a defined contribution plan. In Sweden the pension plans for employees are defined benefit plans (ITP 1 and ITP 2 as well as “tiotaggarlösning”). Defined contribution plans are plans under which an entity pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further contributions. The Group’s profit (loss) is charged with expenses as the benefits are earned. With defined benefit plans, employees and former employees receive benefits on the basis of salary upon retirement and the number of years’ service.

PROVISIONS

Abandonment costs

At the end of the productive life of an oil field, costs associated with the removal and abandonment of the oil and gas facilities arise. The Group recognizes the full-discounted estimated costs of abandonment as a provision and a non-current asset when the obligation to rectify environmental damage arises. The discount rate used in the calculation of the abandonment costs is a market-based risk-free rate based on the applicable currency and time horizon of the underlying cash flows. The discount rate does not reflect the risks for which future cash flow estimates have been adjusted. Further, the increase in the provision over time is recognized as a finance cost. The non-current asset is depreciated according to the Group’s accounting policies for oil and gas assets.

Note 2 - Segment Reporting

Svenska has identified the Group Executive Management as its operating decision maker. Management has determined the operating segments based on the internal management and Board reporting that is used to review performance and make strategic decisions on resource allocation. Management reviews the business from a geographical perspective.

The group has one reportable segment (Ivory Coast) and Other includes other business activities that do not meet the definition of an operating segment, including corporate activities, or operating segments that did not meet the reportable segment threshold tests under IFRS 8. The Company measures each operating segment’s performance based on revenue and operating profit/(loss) before tax as these are the measures used by the CODM for assessing the performance of operating segments.

Total revenues	2023
The Ivory Coast	164,665
Other	277
Total	164,942

Revenues from external customers	2023
Revenue from contracts with customers[1]	131,959
Government's share of profit oil	32,695
Total	164,655

1) Svenska has a marketing contract with an international oil trading company, "the marketeer", which is offering the cargo shipments to buyers, mainly refineries, around the world. A buyer of a cargo shipment is selected from bidders, quoting their prices against world crude benchmarks, e.g. Brent. The marketeer buys each cargo and sells it to the selected buyer on the agreed terms, hence having 100% (100%) of the Group's revenue and attributable to the Ivory Coast. The customers and the marketeer's registered offices are outside the country.

Operational and exploration costs	2023
The Ivory Coast	(29,336)
Other	—
Total	(29,336)

Fair Value loss on financial instruments	2023
The Ivory Coast	(367)
Total	(367)

Other external costs	2023
The Ivory Coast	(456)
Other	(11,544)
Total	(12,000)

Employee benefits expenses	2023
The Ivory Coast	—
Other	(11,786)
Total	(11,786)

Depreciation and impairment	2023
The Ivory Coast	(271,873)
Other	(102)
Total	(271,975)

Other operating expenses	2023
The Ivory Coast	(3)
Other	(152)
Total	(155)

Note 2 - Cont.

Operating loss	2023
The Ivory Coast	(153,360)
Other	(7,317)
Total	(160,677)

Loss before taxes	2023
The Ivory Coast	(162,295)
Other	2,796
Total	(159,499)

Property, plant, and equipment (PP&E)	31-Dec-23
The Ivory Coast	131,107
Total	131,107

Right of use assets (lease)	31-Dec-23
The Ivory Coast	—
Other	23
Total	23

This year´s investments	2023
The Ivory Coast	40,088
Total	40,088

Liabilities and provisions	31-Dec-23
The Ivory Coast	105,577
Other	6,894
Total	112,471

Note 3 - Other Revenue

2023
Other operating income	277
Total	277

Note 4 – Other Operating Expenses

2023
Exchange-rate losses	(155)
Total	(155)

Note 5 – Operational and Exploration Costs

2023
Operating expenses	(29,336)
Total	(29,336)

Note 6 – Employee Benefit Expenses

All employee expenses for the Group relate to the Parent Company.

	2023
Average number of employees	Employees	whereof male
Sweden	2	2
United Kingdom	4	2
Total	6	4

2023
Executive management
Board members	3
Senior management	4
Gender distribution (female representation in %)
Board members	0%
Executive management	50%

	2023
Personnel costs	Senior executives	Other employees
Salaries and other benefits	8,112	312
-of which bonuses to senior executives	2,694
Social security contributions	2,095	58
Pension costs	517	32
Total	10,724	402

The CEO, Mr. Fredrik Öhrn, received a fixed salary of USD 773 (706) thousand, a bonus of USD 380 (353) thousand and other benefits of USD 12 (12) thousand. His pension costs for the year amounted to USD 305 (292) thousand. Pension premiums amount to 30 per cent of pensionable salary with regard to retirement pension and survivors’ pension. Pensionable salary means the basic salary plus an average of the variable pay over the last three years. Other senior executives (not Board members) have a similar type of pension agreement, but at a lower percentage. During 2023, an amount of USD 578 thousand has been expensed regarding special payroll tax on the accumulated value of the CEO's endowment insurance for pension.

The CEO has a formally agreed period of notice from both party’s sides.

Fees paid to Board members	2023
Jason Milazzo	47
Richard Öhman	19
Petter Holland	19
Total	85

Note 7 – Auditors’ Fees and other Remuneration

2023
KPMG
Audit	55
Tax advisory services	12
Other services	8
Other Audits
Audit	10
Total	85

Note 8 – Finance Income and Costs

2023
Interest income on bank deposits	2,517
Net exchange-rate differences	1,778
Finance income	4,295

Interest expense on financial liabilities measured at amortized cost	(3,112)
Interest expense on leases	(5)
Finance costs	(3,117)
All interest rates relate to items that are not measured at fair value.

Note 9 – Taxes

2023
Tax expense for the period	(33,254)
Adjustment of tax in respect of prior years	(19,607)
Current tax	(52,862)

Deferred tax from temporary differences	45,834
Deferred tax	45,834

Total recognized tax expense (-) income (+)	(7,028)

Reconciliation of effective tax
Profit/loss before tax from continuing operations	(159,499)
Result before tax	(159,499)

Tax at Swedish enacted tax rate 20,6%	32,857

Non-deductible expenses	(5,297)
Non-taxable income	4,625
Tax effect, petroleum tax Ivory Coast	(17,555)
Effect of different tax rates for foreign subsidiaries	(159)
Exchange-rate differences1	(1,891)
Tax attributable to prior years	(19,607)
Recognized tax expense (-) income (+)	(7,028)
Effective tax	4.41%

1) Exchange-rate differences refers to exchange effects in entities reporting in another currency than the legal currency.

Management of general taxes specific to the industry

Under certain contractual clauses, some general taxes may be paid early in the business process. For example, there may be a host government agreement allowing use of part of the Group’s share of the produced oil as payment of general taxes. This type of agreement is traditional in the industry. These taxes are accounted for in the same way as other taxes, even though the method of tax payment differs.

In one case, a higher corporate tax has been negotiated in production-sharing contracts for the extraction of crude oil. The amount of tax varies with the level of production. This tax is attributable to production in the Ivory Coast.

Recognized deferred tax assets and liabilities

31 Dec 2023	Deferred tax asset	Deferred tax liability	Net
Oil and gas assets	25,237	—	25,237
Provision for abandonment	—	(4,069)	(4,069)
Carry-forward of tax credit	7,750	—	7,750
Other	(722)	—	(722)
Total	32,266	(4,069)	28,196
Net	(4,069)	4,069	—
According to balance sheet	28,196	—	28,196

31 Dec 2023	Amount at beginning of year	Disclosed in income statement	Other changes[1]	Amount at end of year
Oil and gas assets	(19,507)	41,901	2,844	25,237
Provision for abandonment	(4,341)	272	—	(4,069)
Carry-forward of tax credit	—	7,750	—	7,750
Other	—	(4,089)	3,367	(722)
Total	(23,848)	45,833	6,211	28,196

1) Other changes refer to exchange effects due to revaluation of tax assets and liabilities in Sweden and adjusting entries due to correction of errors.

Not recognized deferred tax

The Group has deductible temporary differences and taxable losses for which deferred tax assets have not been recognized in profit and loss statement and balance sheet, because the realization is dependent on the future taxable profits of the Company which cannot be quantified with any certainty at this stage. Unrecognized tax losses in Nigeria of $105,066 may be carried forward indefinitely.

Note 10 – Depreciation and Impairment

2023
Depreciation
Oil and gas assets
The Ivory Coast	44,714
Other
Equipment	66
Right-of-use assets	—
Total depreciation	44,780
Impairment
Oil and gas assets
The Ivory Coast	227,158
Exploration costs
OML 145, Nigeria	36
Total impairment	227,194

Total depreciation and impairment	271,975

Impairment Exploration costs

The prospects of continued development of OML 145 are uncertain due to the Petroleum Industry Bill passed by the Nigerian Government resulting in additional royalties and uncertainty concerning the economics of the project. Therefore, Svenska has taken a prudent view and written down the carrying value of the asset to nil pending clarification on the contractual terms and the way forward.

Note 11 – Intangible Assets

Exploration costs	31 Dec 2023
Opening of accumulated cost	288,323
Additions	223
Closing accumulated cost	288,546

Opening accumulated impairment	(267,823)
Impairment for the year[1]	(20,723)
Closing accumulated impairment	(288,546)

Carrying amount at end of period	—

Carrying amount per field	Operator	Participating interest %	31 Dec 2023
Nigeria, OML 145	ExxonMobil	21.05%	—
The Ivory Coast, CI-40, Kossipo	CNR	27.39%	—
Total			—

Purchases include the value of exploration costs which are capitalized as pending assessment of commercially recoverable reserves. For estimated resources per field, see note 12.

1) Impairment losses relate to Kossipo field in Ivory Coast

Note 12 – Property, plant, and equipment (PP&E)

	Oil and gas assets[1]	Equipment	Total
Opening accumulated cost, 1 Jan 2023	889,442	1,427	890,869
Investments	40,088	—	40,088
Disposals	—	(1,381)	(1,381)
Closing accumulated cost, 31 Dec 2023	929,530	46	929,576

Opening accumulated depreciation and impairment, 1 Jan 2023	(547,236)	(368)	(547,604)
Depreciation for the year	(44,715)	(22)	(44,737)
Impairment for the year	(206,471)	—	(206,471)
Disposals	—	344	344
Closing accumulated depreciation and impairment, 31 Dec 2023	(798,423)	(46)	(798,469)

Carrying amount, 31 Dec 2023	131,107	—	131,107

1) Oil and Gas assets refers to The Ivory Coast.

Reserves,	2023[1] Total
Svenska share	Oil (mmbo)	Gas (bcf)	(mmboe)
Reserves (1P)
The Ivory Coast, CI-40 Baobab	15.7	7.0	16.9
Reserves (2P)
The Ivory Coast, CI-40 Baobab	19.7	9.3	21.3

1) Source: 1P and 2P reserves are SEC Parameters for the Baobab field in the Ivory Coast as of December 31, 2023.

Note 13 – Financial Investments

Financial investments held as non-current assets	31-Dec-23
Stocks	—
Total	—
Opening balance	29
Sale	(29)
Exchange-rate differences	—
Closing balance	—

Financial investments held as current assets	31-Dec-23
Put options	4,028
Total	4,028

Opening balance	—
Purchase	4,395
Sale	—
Revaluation	(367)
Closing balance	4,028

The Group is exposed to various financial risks and the most substantial is fluctuations in the Brent Oil price.

In order to protect the Group from this exposure, the Group has hedged with put options. An estimated production volume of 750,000 barrels for 2024 was hedged at 65 USD per barrel. Financial assets are valued at fair value and reported in the profit and loss statement. The fair value of the derivative is based on quotations from the bank. The calculation is based on Black & Scholes model for an estimated option price. Similar contracts are traded in an active market, whereby the fair value, level 2, is considered to be an appropriate measurement level, according to the fair value levels applied in accordance with IFRS accounting principles. The Group does not apply hedge accounting.

Note 14 – Other Non-Current Receivables

31 Dec 2023
Other long-term receivables	37
Total	37

Note 15 – Drilling Equipment and Consumable Supplies

31 Dec 2023
Drilling equipment and consumable supplies, CI-40 Baobab	7,894
Total	7,894

Note 16 – Trade Receivables

31 Dec 2023
Opening balance	—
Invoices sent	131,970
Received payments	(105,904)
Carrying amount at the end of the period	26,066

Trade receivables are related to CI-40 Baobab. The Group’s credit risk is limited, as there is no significant customer concentration, and the counterparties are reputable and transparent multinational companies, see also Note 2.

Note 17 – Prepayments and Accrued Income

31-Dec-23
Prepaid insurance costs	922
Other prepayments	171
Total	1,093

Note 18 – Pensions

During 2022 all obligations in a closed defined benefit pension plan were transferred to Folksam releasing the Group from any further obligation.

All salaried employees in Sweden are covered by insurance with Alecta (ITP 1 and ITP 2). All payments are funded by the employer. ITP 1 is classified as a defined contribution plan. According to the Swedish Financial Reporting Board’s statement UFR 10, classification of ITP 2 plans financed by insurance in Alecta, this is a multi-employer defined-benefit pension plan. Alecta cannot provide sufficient information for the company to be able to report its proportionate share of the plan’s obligations, plan assets and costs, which meant that it was not possible to report the plan as a defined-benefit plan. Consequently, the ITP 2 pension plan insured through Alecta is reported as a defined-contribution plan.

The Group’s share of total activities in ITP 2, Alecta amounts to 0.00056 (0.00052) percent.

Note 19 – Other Provisions

31 Dec 2023
Provisions for abandonment costs
Opening balance	48,249
Present value adjustment	1,872
Carrying amount at the end of the period	50,121

The abandonment provision relates to expenses to shut down an oil field at the end of its life. The provision refers to the Group’s oilfield Baobab, The Ivory Coast. The end for the oilfield is expected to occur in 2038.

Note 20 – Other Liabilities

31 Dec 2023
License liabilities	1,916
Employee taxes	503
Tax debt	763
VAT liability	272
Total	3,454

Note 21 – Accrued liabilities

31 Dec 2023
Accrued project expenses	51,215
Accrued personnel expenses	4,720
Overlift	1,072
Other items	339
Total	57,346

Note 22 – Financial Risks and Policies

The Group is exposed to a number of financial risks, the most important of which are described below. It is Group management’s responsibility to manage risks according to the policy adopted by the Board. The Group has a centralized finance function which has the primary task of identifying, limiting and managing financial risks in a cost-efficient manner. The main objective of centralization is to ensure good internal cost control as well as administrative and financial economies of scale. The Group actively pursues liquidity planning, to continuously evaluate the need for liquidity.

Currency risk

The Group’s business is international and, as such, is exposed to currency risk in terms of exchange rate fluctuation. The foreign exchange exposure comprises transaction as well as translation risks.

-	The transaction risk, i.e., the risk that the commercial cash flows (revenues, expenses, investments, etc.) will be negatively affected by exchange rate fluctuations.
-

Translation risk, i.e., the risk that earnings in the Group will be negatively affected by the translation of foreign entities’ assets and liabilities into the Group’s reporting currency. It is the opinion of the Board that the present strong financial position justifies the policy of not hedging foreign exchange rates.

Transaction exposure

The Group’s transaction exposure versus SEK was divided into the following currencies:

USD	2023
Sales	164,665
Operating expenses	(322,199)
Net	(157,534)
Of which hedged	—

As a result of the Group's transaction exposure to changes in exchange rate fluctuations at the reporting date, the exchange rate will have an impact on consolidated results. Based on the transaction exposure for the year ended December 31, 2023, it is estimated that an increase of 10% in the foreign currency to USD exchange rate would have increased the Group’s profit before tax and equity by USD 7.5 million. Further, it is estimated that a decrease of 10% in the foreign currency to USD exchange rate would have decreased the Group's profit before tax and equity by USD 7.5 million.

Translation exposure

Foreign net assets, as a percentage of total equity, divided into the following currencies:

	2023
Currency	Amount	%
USD	277,628	77,5%

On 31 December 2023, the Group did not have any hedging of net investments in foreign Group companies. The ambition is to minimize the translation risk wherever possible and economically viable.

Interest rate risk

Interest rate risk is the risk that changes in market interest rates will have a negative effect on the Group’s earnings. All interest-bearing assets and liabilities have a fixed-interest term of less than 12 months. The current assessment is that the Group’s present financial position justifies the absence of longer fixed-interest terms.

Oil price risk

The Group’s revenues, and hence its earnings, are highly dependent on oil prices. Historically, oil prices have been volatile – a trend which is expected to continue – and affected by several factors beyond the Group’s control.

The Group’s policy is to harness the positive effects of fluctuating oil prices and minimize the negative effects as far as possible. Consequently, the ability to use put options as a hedging instrument is continuously evaluated. To eliminate some of the risk of a fluctuating oil price, the Group is normally hedging its forward-looking production in the coming 12-18 months period to reduce the cash flow impact of a major drop in the Brent oil price. The Group does not apply hedge accounting.

Credit and counterparty risk

Credit and counterparty risk is the risk that a counterparty in a financial transaction will be unable to discharge its obligations, which in turn will have a negative effect on the Group’s earnings. The Group’s commercial credit risk is limited, as the counterparties are reputable and transparent multinational companies. For the year ended December 31, 2023, the Group's revenues from external customers were concentrated in two separate customers that constituted approximately 89% and 11% of revenues, all of which is attributable to the Ivory Coast. Financial credit risk is mitigated by only accepting counterparties with a high credit rating and through diversification. The Group did not have any past due trade receivables on 31 December. No provision for impairment has been made, as the carrying amount is estimated to be the same as the fair value. The Group limits its counterparty credit risk on cash and cash equivalent balances by dealing only with financial institutions with credit ratings of at least A or equivalent. Accordingly, there is no expected credit loss impact on equity for credit risk as of 12/31/2023.

Funding and liquidity risk

Funding and liquidity risk is the risk that costs will rise, and funding options will be insufficient when loans are renewed or applied for, and the risk that payment obligations will not be met due to insufficient liquidity. The Group is working continuously with financing and liquidity as the business often has major investments and in addition has an oil price risk, see above. Financial liabilities and trade payables are short-term and primarily due within 30 days, and their nominal value is assumed to be a reasonable fair value estimation. The Group actively monitors its liquidity to ensure that its cash flows and working capital are adequate to support these financial obligations. As of December 31, 2023, liquidity in the form of cash and cash equivalents of $65.55 million was sufficient to meet near-term requirements.

Note 22 – Cont.

Insurance

Insurance is considered to be a premature financing of future risks. The Group has insurance coverage that is in line with industry practice and mainly covers production facilities and liability exposure in connection with exploration and exploitation of oil and gas. The Group’s insurance coverage and its strong financial position mean that it is considered able to manage minor risks as well as risks of major disasters.

Capital management

Capital is defined as total equity. The equity requirement for an oil company is substantial and is related to the large volume of investment and the risk inherent in the different exploration projects carried out during the year. It is the Board’s judgement that the equity of the Group is sufficient for the scope of its activities.

There were no changes to the Group’s capital management during the year. Neither the Parent Company nor its subsidiaries are subject to external capital requirements.

Sensitivity analysis

In order to manage interest rate and currency risks, the Group aims to reduce the impact of short-term fluctuations on its results. In the long term, however, permanent changes in oil prices, interest rates and exchange rate will have an impact on the consolidated results. Based on volumes of crude oil produced (1.9 million barrels in 2023), it is estimated that an increase and decrease of USD 10 in the price of oil would have increased and decreased the Group’s profit before tax by USD 12.9 million and -12.9 million, respectively. An increase and decrease of USD 10 in the price of oil would have increased and decreased the Group’s equity by USD 6.8 million and -6.8 million, respectively. It is also estimated that a general increase and decrease of 1 percent in the interest rate would have increased and decreased the Group’s profit before tax by USD 0.4 million and USD -0.4 million, respectively. An increase and decrease of 1 percent in the interest rate would have increased and decreased the Group’s equity by USD 0.2 million and USD -0.2 million, respectively.

Measurement of fair value

The following description is a summary of the main methods and assumptions used in determining the fair value of the financial instruments in the tables below.

Trade receivables, other receivables, cash and cash equivalents, trade payables, accrued liabilities and other liabilities

The nominal value, less any estimated credits to trade receivables and payables, is deemed to reflect the fair value.

Financial investments

Financial investments are essentially very low-yielding, very short-term and are reported to fair value through the profit and loss statement.

Interest-bearing liabilities

The Group’s interest-bearing liabilities serve the purpose of funding oil projects. They are short-term in nature and the interest rate is determined based on market rates plus risk premium. Consequently, the fair value is estimated as corresponding to the carrying amount.

Carrying amounts of financial assets and liabilities as at 31 December 2023

	Valued at amortized cost	Fair value through profit/ loss statement	Other liabilities	Total carrying amount	Total fair value
Financial assets carried at fair value:	—	4,028	—	4,028	4,028
Total	—	4,028	—	4,028	4,028
Financial assets not carried at fair value:
Trade receivables	26,066	—	—	26,066	26,066
Other receivables	1,591	—	—	1,591	1,591
Cash and cash equivalents	65,550	—	—	65,550	65,550
Total	93,207	—	—	93,207	93,207
Financial liabilities not recognized at fair value
Trade payables	—	—	1,488	1,488	1,488
Accrued liabilities			57,346	57,346	57,346
Other liabilities	—	—	3,454	3,454	3,454
Total	—	—	62,288	62,288	62,288

The put options are classified at fair value through profit and loss because they are followed up on the basis of fair value and measured regularly. The fair value of the put options is based on quotations from the bank. The calculation is based on Black & Scholes model for an estimated option price. Similar contracts are traded in an active market, whereby the fair value, level 2 is considered to be an appropriate measurement level, according to the fair value levels applied in accordance with IFRS accounting principles.

Note 23 – Leases

Lessee

The right-of-use assets are mainly due to car leases in Sweden.

Right-of-use assets	Total
Opening balance as of 1 January 2023	—
Depreciation for the period	(43)
Additions	66
Closing balance as of 31 December 2023	23

Lease liabilities	2023
Short-term	35
Long-term	27
Total	62

Lease liabilities	Total
Opening balance as of 1 January 2023	—
Additions	76
Lease payment for the period	(19)
Interest for the period	5
Closing balance as of 31 December 2023	62

Lease expenses	2023
Depreciation of Right-of-use assets	(43)
Interest expense on lease liabilities	(5)
Lease expenses for short-term and low-valued leases	(19)
Total	(67)

Additional information

Office rent

The Group’s office leases consist of short-term shared office space agreements.

Cars

The Group has contracts related to company cars with the right to purchase the object at the date of expiring.

Note 24 – Investment Obligation

At the reporting date, contracted investments not yet recognized in the financial statements were as follows:	31 Dec 2023
Oil and gas assets	35,824
Total	35,824

Contracted investments relate to the Group’s share of tangible investments in the licenses where an investment decision has been made or a budget has been approved in the license.

Note 25 – Pledged Assets and Contingencies

Group
Pledged Assets	31 Dec 2023
Shares in subsidiaries	—
Bank account Standard Bank Isle of Man Ltd	5
Total	5

Contingencies	—

Note 26 – Related Parties

Related party transactions

The Group is under the control of Moroncha Holdings Ltd. (Cyprus), which is a company owned by Sheikh Mohammed H. Al-Amoudi. Other companies owned/controlled by Sheikh Mohammed H. Al-Amoudi are considered related parties.

Transactions with related parties are priced on commercial terms.

In addition to the related party relationships described for the Group, the Parent Company has control of the directly and indirectly owned subsidiaries.

Remuneration of key management personnel.

The total remuneration of the CEO and the Board is shown in Note 6.

Group	Purchase of services from related parties	Due from related parties at 31 Dec	Owed to related parties at 31 Dec	Group Contribution to (-) / from (+)
2023
Hackholmssund Konferens AB	51	—	—	—

Note 27 – Critical Accounting Estimates

In the Group, the accounting relies on some critical estimates, described below:

Reserve estimates

The estimated quantities of proven and probable hydrocarbons reported by the Group are integral to the calculation of depreciation expense (depletion), assessments of impairment of assets, provision for restoration and the recognition of deferred tax assets due to changes in expected future cash flows. Reserve estimates require interpretation of complex and judgmental geological and geophysical models in order to make an assessment of the size, shape, depth and quality of reservoir, and their anticipated recoveries. The economic, geological and technical factors used to estimate reserves may change from period to period. Reserve estimates are prepared in accordance with guidelines prepared by the Society of Petroleum Engineers.

Provisions for abandonment costs

The Group estimates the future removal and restoration costs of petroleum production facilities, wells, pipelines and related assets at the time of installation of the assets and reviews these assessments periodically. In most instances the removal of these assets will occur well into the future. The estimate of future removal costs therefore requires management to make judgements around the timing of the required restoration, rehabilitation and decommissioning activities, as well as the discount rate. The carrying amount of the provision for restoration is disclosed in Note 19.

Impairment testing

In calculating the recoverable amount from oil fields when testing fixed assets for impairment, or reversal of impairment, several estimates and assumptions about future conditions have been made. These estimates and assumptions mainly concern the life of the fields, commercial reserves (see note 12), the choice of discount rate and the future oil price. Commercial reserves are estimated regularly in the Company’s operations. The reserves are also validated by a third party once a year. The price of oil is defined based on an estimated level of consensus among market analysts. In connection with preparing these financial statements the following price scenario has been used: 2024 and forward 70 USD/barrel.

Impairment testing is based on a calculation of the value in use. The discount rate applied is a pre-tax rate of 14.3%. The projected cash flows are estimated on an investment-by-investment basis. The cash flows are calculated for the life of each field. Because of the long project cycles in the industry, the life may extend to 2040 in some cases. Major changes in the underlying conditions for these assumptions and changes in estimates may have a material effect on the value of the assets.

Effect of changes in the basis of calculation

Changes in the basis of the calculations regarding costs and commercial reserves that affect the unit-of-production calculations for depreciation and abandonment will have a direct effect on the Group’s results. The balance sheet may also be affected, for example in case of impairment testing.

Note 28 – Additional Cash Flow Analysis Disclosures

2023
Adjustments for non-cash items
Depreciation	44,816
Impairment	227,158
Oil tax[1]	(32,630)
Unrealized value put option	367
Provisions and other	(97)
Profit on sale of financial investments held as non-current assets	(109)
Legal liability	9,568
Total	249,073

Cash and cash equivalents

The following components are included in cash and cash equivalents:

Cash and bank balances	65,550
Total	65,550

1) Oil tax is a general tax that is treated in the cash flow as an operational settlement as it is paid in-kind.

Note 29 – Non-current Interest-Bearing Liabilities

The following is a presentation of the Company’s contractual terms regarding interest-bearing liabilities. For more information about the Company’s exposure to interest rate risk and foreign currency risk, please refer to Note 22.

2023
Long-term interest-bearing liabilities
Long-term lease liabilities	27
Total	27

Note 30 – Events after the end of the financial year

On the 29th of February 2024, Vaalco Energy, Inc. signed an agreement with the parent company Petroswede AB on the acquisition of Svenska Petroleum Exploration AB. The agreement was subject to approval by authorities in the Ivory Coast and Sweden, which has been received in April 2024.

Note 31 – Correction of errors

Consolidated Statement of Financial Position

	Note	As Previously Reported	Adjustments	As Restated
Amounts in USD thousand		31 Dec 2023		31 Dec 2023
ASSETS
Intangible assets [e]	11	20,687	(20,687)	—
Property, plant, and equipment (PP&E) [a,e,g]	12	332,906	(201,799)	131,107
Right of use assets [c]	23	23,645	(23,622)	23
Other non-current receivables	14	37	—	37
Deferred tax assets [c,d,i]	9	201	27,995	28,196
Total non-current assets		377,476	(218,113)	159,363

Current assets
Drilling equipment and consumable supplies	15	7,894	—	7,894
Trade receivables	16	26,066	—	26,066
Prepayments and accrued income	17	1,093	—	1,093
Other receivables		1,591	—	1,591
Derivatives	13	4,028	—	4,028
Cash and cash equivalents	28	65,550	—	65,550
Total current assets		106,222	-	106,222

TOTAL ASSETS		483,698	(218,114)	265,585

EQUITY AND LIABILITIES
Equity
Share capital		7,350	—	7,350
Reserves		22,544	—	22,544
Retained earnings, incl. profit for the year [f]		328,194	(204,974)	123,220
Total equity		358,088	(204,974)	153,114

Liabilities
Deferred tax liabilities [a,c,d,e,g,h,i]	9	19,197	(19,197)	—
Other provisions [a,g]	19	44,183	5,938	50,121
Leasing liability long term [c]	23	23,523	(23,496)	27
Total non-current liabilities		86,903	(36,755)	50,148

Trade payables		1,488	—	1,488
Other liabilities	20	3,454	—	3,454
Accrued liabilities [b]	21	32,630	24,716	57,346
Leasing liability short term [c]	23	1,135	(1,100)	35
Total current liabilities		38,707	23,616	62,323

Total liabilities		125,610	(13,139)	112,471

TOTAL EQUITY AND LIABILITIES		483,698	(218,113)	265,585

a) The Property, plant and equipment (PP&E), Deferred tax liabilities and the Other provisions line items within the Consolidated Statement of Financial position have been restated as a result of a change in the discount rate assumption used in measuring the Company's abandonment provisions that reflects current market assessments of the time value of money and due to the recognition of liability only for producing fields, rather than for both producing and probable fields as was done previously. As a result, Property, plant, and equipment (PP&E) decreased by $14.6 million and Other provisions decreased by $13.3 million. Further, Deferred tax liabilities decreased by $0.3 million.

b) The Accrued Liabilities line item within the Consolidated Statement of Financial Position has been restated due to the following:

1.

A correction of error related to the assessment of a breach of warranty legal case outstanding as of December 31, 2023, concerning the sale of the subsidiary, resulting in an increase of $9.6 million in Accrued Liabilities.

2.	A correction of error has been made to record an estimated liability of $19.4 million, related to the cost recovery disallowance.

3.	A correction of error related to recognition of overlift/underlift at production cost instead of market price has resulted in a decrease of Accrued Liabilities by $4.3 million.

c) The Right of use assets, Deferred tax liabilities, Deferred tax assets, Leasing liability short term and Leasing liability long term line items within the Consolidated Statement of Financial position have been restated due to a correction of error for the removal of the sublease for the FPSO (Floating Production Storage and Offloading unit) from the Company’s financial statements as the Company is not a party to the lease agreement and the operator of the JOA (Joint Operating Agreement) has the primary responsibility for the main lease signed between the operator and the lessor. As a result, Right of use assets decreased by $23.6 million, Deferred tax liabilities increased by $0.01 million, Deferred tax assets decreased by $0.1 million and Leasing liability short term and leasing liability long term decreased by $1.1 million and $23.5 million respectively.

d) The Deferred tax assets and Deferred tax liabilities line items within the Consolidated Statement of Financial position have been restated due to a correction of an error in the tax calculations for SPE CI AB (a subsidiary of Svenska Petroleum Exploration AB) as of December 31, 2023. As a result, Deferred tax assets increased by $1.5 million and Deferred tax liabilities increased by $0.3 million.

e) The Property, plant, and equipment (PP&E), Intangible assets and Deferred tax liabilities line items within the Consolidated Statement of Financial position have been restated to record an impairment charge associated with the Company’s Baobab and Kossipo fields as of December 31, 2023 due to the correction of the assumptions/inputs used in determination of value in use of the CGU. As a result, Property, plant, and equipment (PP&E) decreased by $206.5 million, Intangible assets decreased by $20.7 million and Deferred tax liabilities decreased by $46.8 million.

f) The Retained earnings, incl. loss for the year line item within the Consolidated Statement of Financial position has been restated to record the adjusting entries impact related to correction of errors for the year ended December 31, 2023. As a result, Retained earnings, incl. loss for the year has decreased by $205.0 million.

g) The Property, plant, and equipment (PP&E), Deferred tax liabilities and Other provisions line items within the Consolidated Statement of Financial position have been restated to record the adjusting entries impact related to correction of errors for the year ended December 31, 2022 that are carried forward into the year ended December 31, 2023. The adjusting entry for the year ended December 31, 2022 is the result of a change in the discount rate assumption used in measuring the Company’s abandonment provisions that reflects current market assessments of the time value of money and due to the recognition of liability only for producing fields, rather than for both producing and probable fields as was done previously. As a result, Property, plant, and equipment (PP&E) and Other provisions increased by $19.3 million for the year ended December 31, 2022 and Deferred tax liabilities decreased by $3.1 million.

h) The Deferred tax liabilities line items within the Consolidated Statement of Financial position have been restated due to a correction of error in the revenue recognition. As a result, Deferred tax liabilities increased by $4.0 million.

i) Deferred tax liabilities and Deferred tax assets line items in the Consolidated Statement of Financial Position have been restated to reclassify the debit balance of Deferred tax liabilities on the balance sheet to Deferred tax assets. This reclassification resulted from adjusting entries due to the correction of errors. As a result, the debit balance of Deferred Tax Liabilities decreased by $26.6 million, and Deferred Tax Assets increased by $26.6 million.

Consolidated Statement of Profit and Loss and Other Comprehensive Income

		As Previously Reported	Adjustments	As Restated
Amounts in USD thousand	Note	31 Dec 2023		31 Dec 2023
Revenue from oil & gas [e]	2	152,825	11,840	164,665
Other revenue [f]	2, 3	168	109	277
Total	2	152,993	11,949	164,942

Operational and exploration costs [d,e,g]	5	(48,871)	19,535	(29,336)
Fair value loss on financial instruments		(367)	—	(367)
Other external costs [b]		(2,432)	(9,568)	(12,000)
Employee benefits expenses	6	(11,786)	—	(11,786)
Depreciation and impairment [a,d,i]	10	(44,639)	(227,336)	(271,975)
Other operating expenses	4	(155)	—	(155)
Operating loss	2	44,743	(205,420)	(160,677)

Finance income [f]	8	4,404	(109)	4,295
Finance costs [a,d]	8	(5,828)	2,711	(3,117)
Finance items, net		(1,424)	2,602	1,178

Loss before tax		43,319	(202,818)	(159,499)

Tax expense for the year [a,c,d,e,g,h,i]	9	(16,463)	9,435	(7,028)

LOSS FOR THE YEAR		26,856	(193,383)	(166,527)

Other comprehensive income
Exchange differences for the year		1,171	—	1,171
Remeasurements of defined-benefit asset		—	—	—
Total other comprehensive income for the year		1,171	—	1,171

Total comprehensive loss for the year		28,027	(193,383)	(165,356)

a) The Depreciation and impairment, Finance costs and Tax expense for the year line items within the Consolidated Statement of Profit and Loss and Other Comprehensive Income have been restated as a result of a change in the discount rate assumption used in measuring the Company's abandonment provisions that reflects current market assessments of the time value of money and due to the recognition of liability only for producing fields, rather than for both producing and probable fields as was done previously. As a result, Depreciation and impairment expense increased by $1.8 million, with a corresponding decrease to Finance costs and Tax expense for the year by $0.5 million and $0.3 million, respectively.

b) The Other external costs line item within the Consolidated Statement of Profit and Loss and Other Comprehensive Income has been restated as the assumption related to the assessment of a breach of warranty legal case outstanding as of December 31, 2023, concerning the sale of the subsidiary, has changed from not probable to more likely than not. As a result, Other external costs increased by $9.6 million.

c) The Tax expense for the year line item within the Consolidated Statement of Profit and Loss and Other Comprehensive Income has been restated due a correction of error to record an estimated liability, related to the cost recovery disallowance. As a result, Tax expense for the year increased $19.4 million.

d) The Operational and exploration costs, Depreciation and impairment, Finance costs and Tax expense for the year line items within the Consolidated Statement of Profit and Loss and Other Comprehensive Income have been restated due to a correction of error for the removal of the sublease for the FPSO (Floating Production Storage and Offloading unit) from the Company’s financial statements as the Company is not a party to the lease agreement and the operator of the JOA (Joint Operating Agreement) has the primary responsibility for the main lease signed between the operator and the lessor. As a result, Operational and exploration costs increased $3.3 million, Depreciation and impairment decreased $1.6 million, Finance costs decreased $2.2 million, and Tax expense for the year increased $0.1 million.

e) The Revenue from oil & gas, Operational and exploration costs and Tax for the year line items within the Consolidated Statement of Profit and Loss and Other Comprehensive Income have been restated due to a correction of error in the revenue recognition. As a result, Revenue from oil & gas increased by $11.8 million, Operational and exploration costs decreased by $7.6 million and Tax expense for the year increased by $4.0 million.

f) The Other revenue and Finance income line items within the Consolidated Statement of Profit and Loss and Other Comprehensive Income have been restated due to correction of error to reclassify the profit on sale of financial investments held as noncurrent assets from Finance income to Other revenue. As a result, Other revenue increased by $0.1 million with a corresponding decrease to Finance income by $0.1 million.

g) The Operational and Exploration Costs, and Tax expense for the year line items within the Consolidated Statement of Profit and Loss and Other Comprehensive Income have been restated due to a correction of an error as the general tax paid in kind to the government of Ivory Coast, as per the profit-sharing agreement, was reclassified from operational expenses to be appropriately included in income taxes. Resulting in a decrease of Operational and Exploration Costs by $15.3 million, with a corresponding increase in Tax expense for the year by $15.3 million.

h) The Tax expense for the year line item within the Consolidated Statement of Profit and Loss and Other Comprehensive Income has been restated due to a correction of an error in the tax calculations for SPE CI AB (a subsidiary of Svenska Petroleum Exploration AB) as of December 31, 2023. As a result, Tax expense for the year decreased by $1.2 million.

i) The Tax expense for the year and Depreciation and impairment line items within the Consolidated Statement of Profit and Loss and Other Comprehensive Income have been restated to record an impairment charge associated with the Company’s Baobab and Kossipo fields as of December 31, 2023 due to correction of the assumptions/inputs used in determination of value in use of the CGU. As a result, Depreciation and impairment increased by $227.2 million and Tax expense for the year decreased by $46.8 million.

Consolidated Statement of Cash Flows
1 January - 31 December
Amounts in USD thousand	Note	As Previously Reported*	Adjustments	As Restated*
Indirect method
Operating activities
Profit before tax [a]		43,319	(202,818)	(159,499)
Adjustment for non-cash items [b]	28	26,831	222,242	249,073
Total		70,150	19,424	89,574
Taxes paid		(113)	—	(113)
Total		70,037	19,424	89,461

Cash flow from changes in working capital
Decrease(+)/increase(-) in inventories [d]		(34)	68	34
Decrease(+)/increase(-) in operating receivables [e]		(11,995)	(12,255)	(24,250)
Decrease(-)/increase(+) in operating liabilities [c,f]		15,659	(6,870)	8,789
Cash flow from operating activities		73,667	367	74,034

Investing activities
Acquisition of intangible assets	11	(186)	—	(186)
Acquisition of tangible fixed assets	12	(40,088)	—	(40,088)
Acquisition of financial assets [c]	13	(4,028)	(367)	(4,395)
Cash flow from investing activities		(44,302)	(367)	(44,669)

Financing activities
Cash flow from financing activities		—	—	—

Cash flow for the year		29,365	—	29,365
Cash & cash equivalents at beginning of year		39,098	—	39,098
Exchange differences		(2,913)	—	(2,913)
Cash & cash equivalents at end of year	28	65,550	—	65,550

a) The Profit before tax line item in the Consolidated Statement of Cash Flows has been restated due to adjustments in the Revenue from oil and gas, Operational and exploration costs, Other operational costs, Depreciation and impairment, and Finance costs line items, as described in the Consolidated Statement of Profit and Loss. These adjustments resulted in a decrease of $202.8 million in Profit before tax.

b) The Adjustment for non-cash items line item in the Consolidated Statement of Cash Flows has been restated due to adjusting entries that did not affect Cash & Cash Equivalents. These non-cash adjustments included an increase in Depreciation and impairment expense by $227.3 million, an increase in Oil tax by $15.3 million, a decrease in Provision and other non-cash items by $0.6 million, and an increase in a legal liability by $9.6 million.

c) The change in operating liabilities and acquisition of financial assets line items in the Consolidated Statement of Cash Flows has been restated to exclude the non-cash revaluation of Derivatives from investing activities. This resulted in a decrease of $0.4 million in operating liabilities and an increase of $0.4 million in the acquisition of financial assets.

d) The change in inventories line item in the Consolidated Statement of Cash Flows has been restated to correct an error, resulting in the reclassification of a $0.03 million decrease in inventories from cash outflows to cash inflows in operating activities.

e) The change in operating receivables line item in the Consolidated Statement of Cash Flows has been restated due to correction of errors related to revenue recognition and calculation of operating receivables movement, resulting in an increase of $12.3 million in operating receivables.

f) The change in operating liabilities line item in the Consolidated Statement of Cash Flows has been restated due to correction of an errors related revenue recognition and calculation of operating liabilities movement, resulting in an decrease of $6.5 million in operating liabilities.